Exhibit 99.4

CONSENT OF VON DER CRONE RECHTSANWÄLTE AG

von der Crone Rechtsanwälte AG (the “Firm”) hereby consents to (i) the use of the Firm’s legal opinion, dated May 27, 2010, to the Independent Director Committee of Alcon, Inc. (the “Legal Opinion”) included as an exhibit to Amendment No. 2 to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the merger between Novartis AG and Alcon, Inc. and to any amendment thereof; (ii) the description of the Legal Opinion and the references to the Firm contained in the prospectus forming a part of this Amendment No. 2 to the Registration Statement on Form F-4 of Novartis AG relating to the proposed merger between Novartis AG and Alcon, Inc. (the “Registration Statement”) and to any amendment thereof under the heading “Special Factors—Background of the Merger” and (iii) the filing of this consent letter as an exhibit to the Registration Statement or to any amendment thereof.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the “Securities Act”) or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ von der Crone Rechtsanwälte AG
von der Crone Rechtsanwälte AG

Zurich, Switzerland
February 16, 2011